Exhibit 99.1

OpGen Reports First Quarter Financial Results and Provides Business Update

GAITHERSBURG, Md. (June 17, 2015) — OpGen, Inc. (NASDAQ: OPGN), an early commercial-stage molecular testing and bioinformatics company, today reported financial results for the three months ended March 31, 2015.  Highlights of the first quarter of 2015 and recent weeks include:

•                  Completing a $17.1 million initial public offering (IPO) of common stock and warrants

•                  Strengthening the management team by adding Kevin Krenitsky, M.D. as president and Tim Dec as chief financial officer

•                  Launching the Acuitas® Resistome Test,  Whole Genome Sequence Analysis,  and the Acuitas Lighthouse™ MDRO Management System at the American Society of Microbiologists (ASM) annual meeting

•                  Participating in the White House Forum on Antibiotic Stewardship

Financial Results

Total revenue for the first quarter of 2015 was $0.5 million, compared with $1.1 million for the first quarter of 2014. The reduction in revenue reflects our previously announced strategic shift, as discussed in our IPO prospectus filed on May 4, 2015, from Argus® product sales and collaborative sales agreements, to providing rapid molecular testing and bioinformatics to combat multi-drug resistant organisms (MDROs). Total operating expenses for the first quarter of 2015 were $3.0 million, compared with $2.3 million in first quarter of 2014.  The increase in operating expenses was primarily attributable to a $0.6 million increase in stock-based compensation. Net loss for the first quarter of 2015 was $2.6 million, compared with a net loss for the first quarter of 2014 of $1.2 million.  The net loss attributed to common stockholders for the first quarter of 2015 was $2.8 million, or $5.61 per share, compared with a net loss attributed to common stockholders for the first quarter of 2014 of $1.3 million, or $3.62 per share.

The company had cash and cash equivalents of $0.6 million as of March 31, 2015, compared with $0.7 million as of December 31, 2014.  Subsequent to the close of the first quarter, OpGen completed a $17.1 million initial public offering of 2,850,000 units, each unit consisting of one share of common stock and one detachable stock purchase warrant.  Net cash raised was $12.8 million, after offering expenses, underwriting discounts and expenses, and the exchange of approximately $2.1 million in short term notes payable.  In connection with the public offering, all of the company’s outstanding Series A preferred stock, 2014 convertible notes and 2015 convertible notes were converted into 7,374,864 shares of common stock.

Management Commentary

“Recent weeks have been very productive for OpGen,” said Evan Jones, chairman and chief executive officer. “In completing our IPO we raised capital to advance the launch of our Acuitas MDRO suite of products and continue our pilot programs with several major hospital centers.  We expect in the coming months to convert several of these centers into customers as they implement our Acuitas MDRO Gene

Test to help identify and manage patients who are colonized or infected with life-threatening, drug-resistant organisms.

“We launched our new Acuitas Resistome test and the Acuitas Lighthouse MDRO Management System at the ASM annual meeting. We hosted a Satellite Symposium, ‘Standing up to Superbugs: Technologies to Improve Management of Multi-drug Resistant Organisms,’ and we presented several posters highlighting the performance of our products and services.

“We were honored to be invited to the White House earlier this month to participate in the White House Forum on Antibiotic Stewardship, and appreciate the attention this issue is being given by the Executive Office, the National Institutes of Health and the Centers for Disease Control and Prevention, and the proposal for substantial government funding for companies committed to combatting MDROs.   Our recent product launches coincided with our White House commitment to complete development, validation and commercialization of these products.”

Mr. Jones continued, “We recently strengthened our management team by bringing on Kevin Krenitsky as president, who joined us more recently from Foundation Medicine.  Dr. Krenitsky is working to expand our pilot programs and to continue the commercial rollout of our Acuitas MDRO products and Acuitas Lighthouse MDRO Management System into leading U.S. hospital systems.  In addition, I’m pleased to announce that Tim Dec, who joined us as interim chief financial officer, has been named our permanent CFO. He brings a wealth of valuable financial experience as we adhere to public company financial procedures and controls.”

Commenting on first quarter financial results, Mr. Dec said, “The total revenue decline in the first quarter was consistent with our change in focus from life sciences research to being a molecular information company working to help combat serious multi-drug resistant infections. In the second half of 2015 we anticipate increasing momentum and revenue contribution from our new Acuitas and Lighthouse offerings. As discussed in our IPO prospectus we anticipate declining revenue for our legacy life sciences products.”

Conference Call and Webcast

OpGen management will host a conference call to discuss first quarter financial results and answer questions today at 4:30 p.m. Eastern time.

To access the conference call, U.S.-based participants should dial 888-883-4599 and international participants should dial (484) 653-6821.  All participants should provide the following passcode: 62157698.  Following the conclusion of the conference call, a replay will be available through June 23, 2015 and can be accessed by dialing (855) 859-2056 from within the U.S. or (404) 537-3406 from outside the U.S.  All listeners should provide passcode 62157698.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations portion of the company’s website at www.opgen.com.

About MDROs

Multi-drug resistant organisms (MDROs) are common bacteria that have developed resistance to multiple classes of antibiotics. They are a leading cause of hospital-acquired infections and are associated with an increase in morbidity and mortality. Each year, more than 2 million Americans acquire infections that are resistant to antibiotics and every year in the U.S., about 23,000 people die from them. The cost of treating these infections is estimated to be between $20 billion to $35 billion. Asymptomatic carriers are at a higher risk of an MDRO infection and become reservoirs for transmission to other patients in health care systems if not accurately identified early. Since there are many types of antibiotic-resistant organisms, and the way they cause disease is dictated by their genetics, knowing the exact genetic profile of these organisms is a key step to preventing their ability to infect.

About OpGen

OpGen, Inc. is an early commercial-stage company using molecular testing and bioinformatics to assist healthcare providers in combating multi-drug resistant bacterial infections. The company’s products and services are designed to enable the rapid identification of hospital patients who are colonized or infected with life-threatening MDROs. The company’s products include the Acuitas MDRO Gene Test, CR Elite Test, Resistome Test, Whole Genome Sequence Analysis and the Acuitas Lighthouse MDRO Management System. In addition, the company has more than 10 years of experience mapping microbial, plant and human genomes. Learn more at www.opgen.com.

Forward-Looking Statements

This press release includes statements relating to the company’s Acuitas MDRO Gene Test and Acuitas Lighthouse MDRO Management System and commercialization plans for these products and services. These statements and other statements regarding our future plans and goals constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the rate of adoption of our products and services by hospitals, the success of our commercialization efforts, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen’s business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

OpGen

Michael Farmer

Director, Marketing

(240) 813-1284

mfarmer@opgen.com

InvestorRelations@opgen.com

Investors

LHA

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

or

Bruce Voss

(310) 691-7100

bvoss@lhai.com

Media

Lisa Guiterman

(301) 217-9353

lisa.guiterman@gmail.com

(Tables to follow)

OpGen, Inc.

Condensed Statements of Operations

Three Months Ended March 31,

(unaudited)

	2015	2014

Revenue
Product sales	$184,179	$300,175
Laboratory services	35,241	169,250
Collaborations revenue	252,780	627,780
Total revenue	472,200	1,097,205

Operating expenses
Cost of products sold	115,389	136,107
Cost of services	95,430	97,918
Research and development	1,108,602	952,791
General and administrative	659,392	554,954
Sales and marketing	1,024,029	547,471
Total operating expenses	3,002,842	2,289,241

Operating loss	(2,530,642)	(1,192,036)

Other income (expense)
Interest income	35	37
Interest expense	(96,397)	(8,202)
Change in fair value of derivative financial instruments	31,831	—
Total other income (expense)	(64,531)	(8,165)

Net loss	(2,595,173)	(1,200,201)

Preferred stock dividends	(171,741)	(110,815)
Net loss available to common stockholders	$(2,766,914)	$(1,311,016)

Net loss per common share - basic and diluted	$(5.61)	$(3.62)
Weighted average shares outstanding - basic and diluted	493,463	362,537

OpGen, Inc.

Condensed Balance Sheets

(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$631,695	$749,517
Accounts receivable, net	91,984	503,983
Inventory, net	320,807	369,742
Prepaid expenses and other current assets	210,057	90,233
Total current assets	1,254,543	1,713,475

Property and equipment, net	568,602	587,956
Deferred IPO issuance costs	767,412	296,041
Other noncurrent assets	57,460	57,459
Total assets	$2,648,017	$2,654,931

Liabilities, Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,059,253	$1,160,081
Accrued compensation and benefits	430,972	423,099
Accrued liabilities	1,130,800	993,657
Deferred revenue	274,552	339,171
Derivative financial instruments	40,502	—
Short term notes payable	2,003,750	1,505,000
Current maturities of long-term capital lease obligation	122,027	100,499
Short-term convertible notes, net of discounts	1,500,006	1,500,000
Total current liabilities	6,561,862	6,021,507

Long-term capital lease obligation, less current maturities	163,726	134,149
Total liabilities	6,725,588	6,155,656

Commitments and contingencies (Note 10)

Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, $.01 par value; 6,000,000 shares authorized; 3,999,864 shares issued and outstanding at March 31, 2015 and December 31, 2014, repsectively; aggregate liquidation preference of $7,999,728 at March 31, 2015 and December 31, 2014	4,736,640	4,564,899
Total redeemable convertible preferred stock	4,736,640	4,564,899

Stockholders’ deficit
Common stock, $.01 par value; 7,500,000 shares authorized; 493,483 and 493,178 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	4,936	4,932
Additional paid-in capital	90,548,318	88,701,737
Accumulated deficit	(99,367,465)	(96,772,293)
Total stockholders’ deficit	(8,814,211)	(8,065,624)

Total liabilities, preferred stock and stockholders’ deficit	$2,648,017	$2,654,931

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